Exhibit 11.1

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I.	DEFINITIONS

In this Code of Dealing, the following definitions will apply, unless otherwise stated:

AB InBev Group	the Company and all Affiliates.

Affiliate	any subsidiary or affiliate of the Company over which the Company has, directly or indirectly, control in accordance with article 1:14 of the Belgian Code of Companies and Associations.

Board	the board of directors of the Company.

Closed Period

(a) each period starting 30 calendar days before any financial results announcement to be made by the Company and ending at the end of the day of the relevant financial results announcement; and

(b) each additional period established by the Board as a Closed Period from time to time.

Company	Anheuser-Busch InBev SA/NV (AB InBev).

Competent Authority	the Belgian Financial Services and Markets Authority (FSMA).

Dealing[1]	any direct or indirect acquisition or disposal of, or agreement to acquire or dispose of a Financial Instrument and any direct or indirect grant, acceptance, acquisition, disposal, exercise or discharge of any option (whether for the call or put or both) or other right or obligation, present or future, conditional or unconditional, to acquire or dispose of a Financial Instrument, or any interest in a Financial Instrument.

[1]	For the purpose of this Code of Dealing, the term “Deal” shall be construed in accordance with this definition.

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to avoid any doubt and without limitation, the following transactions constitute “Dealings” for the purpose of this Code of Dealing, and are consequently subject to it:

(a) arrangements that involve a sale of Financial Instruments with the intention of repurchasing an equal number of such Financial Instruments soon afterwards;

(b) Dealings between Employees and/or Executives and/or Persons Closely Associated;

(c) off-market Dealings; and

(d) the granting of any pledge or other security on Financial Instruments.

Director	any member of the Board.

Employee	any person employed by the AB InBev Group (other than an Executive) as well as (i) any member of the immediate family (spouse/husband and children) of such person or anyone living with such member as part of the same household or (ii) any company controlled by such person or by such family member.

Executive	any (i) Director, (ii) member of the Executive Committee, (iii) member of the Senior Leadership Team, (iv) member of the Global Finance (including M&A), Global Strategy and Global Legal and Corporate Affairs Departments of the AB InBev Group, and (v) assistant of any person mentioned under (i) to (iv).

Financial Instrument	any financial instrument, including, but not limited to, any share, ADR, bond, warrant or option, and any derivative instrument relating to such instruments.

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Inside Information	information of a precise nature, which has not been made public, relating directly or indirectly (1) to the AB InBev Group or to any listed company outside the AB InBev Group or (2) to Financial Instruments of the AB InBev Group or any listed company outside the AB InBev Group, and which, if it were made public, would be likely to have a significant effect on the price of Financial Instruments of the AB InBev Group or such other company. A non-exhaustive list of items that constitute or may constitute Inside Information is set out in Annex 1 hereto.

Persons Closely Associated	(i) any member of the immediate family (spouse or a partner considered to be equivalent to a spouse, as well as any dependent children both in accordance with national law) of any Executive or a relative who has lived with an Executive as part of the same household for at least one year on the date of a relevant Dealing and (ii) any legal person, trust or partnership, the managerial responsibilities of which are discharged by an Executive or a person referred to under (i), or which is directly or indirectly controlled by such an Executive or person, or which is set up for the benefit of such an Executive or person, or the economic interests of which are substantially equivalent to those of such an Executive or person.

II.	PURPOSE

The purpose of the present Code of Dealing is to ensure that the persons listed above do not abuse, nor place themselves under suspicion of abusing, and maintain the confidentiality of Inside Information that they may have or be thought to have, especially in periods leading up to an announcement of financial results or of price-sensitive events or decisions.

The present Code of Dealing sets out minimum standards to be followed in any event. Nevertheless, in addition to the Code of Dealing, Employees, Executives and Persons Closely Associated are subject to EU regulations and national laws prohibiting insider dealing. These regulations and laws may, for example, make it a criminal offence for an individual who has information as an insider to Deal on or off a regulated market, or as a professional intermediary, in Financial Instruments, the price of which would be significantly affected if the Inside Information were made public. It should be noted that the present Code of Dealing does not attempt to replace these regulations and laws which will apply in addition to the present Code of Dealing.

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Furthermore, more extensive restrictions may be provided for in existing or subsequent arrangements to which Employees, Executives and Persons Closely Associated are party or subject such as (i) lock-up agreements or (ii) the terms of any restricted or performance stock unit, stock option, warrant or share purchase plan. Such restrictions will apply in addition to the present Code of Dealing.

Any questions relating to the interpretation or implementation of this Code should be submitted to the AB InBev Chief Legal & Corporate Affairs Officer and Corporate Secretary (e-mail: john.blood@ab-inbev.com).

The persons to whom this Code is addressed acknowledge being bound by its terms and commit to observe the confidentiality and other undertakings and restrictions set out herein. Executives may be asked to sign on a regular basis a written statement on their awareness of and compliance with the AB InBev Code of Dealing.

III.	POLICY

A.	INSIDE INFORMATION – PROHIBITION TO USE INSIDE INFORMATION

Without prejudice to more stringent obligations under applicable European regulations and national laws prohibiting insider dealing, an Employee, an Executive or a Person Closely Associated shall not, at any time:

1.

communicate Inside Information to anyone within the AB InBev Group or to a third party, except if he or she does so in order to comply with a statutory requirement or if such is necessary for the proper performance of his or her professional duties;

2.	recommend to anyone within the AB InBev Group or to a third party to Deal or not to Deal, as a result of being in possession of such Inside Information; or

3.	assist anyone who is engaged in any of the above activities.

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B.	INSIDE INFORMATION AND CLOSED PERIODS – PROHIBITIONS TO DEAL

1.

An Employee, an Executive or a Person Closely Associated shall not Deal in Financial Instruments, whether issued by the Company or not, at any time when he or she is in possession of Inside Information with respect to such Financial Instruments or the company to which they relate, whether or not he or she is at such time subject to applicable European regulations and national laws on the prohibition of insider dealing.

As an exception to the prohibition of Dealings in Financial Instruments – whether issued by the Company or not – referred to in §1 above of this Section B of this Code of Dealing and without prejudice to applicable European regulations and national laws on the prohibition of insider dealing, a Person Closely Associated may at any time without any clearance (as provided under Section C or Section D) being needed, grant any pledge or any kind of other security on any Financial Instruments, whether issued by the Company or not, provided that such pledge or security does not imply by the mere fact of its granting any transfer of ownership, even when such Person Closely Associated is in possession of Inside Information with respect to such Financial Instruments or the company to which they relate.

2.

Without prejudice to applicable European regulations and national laws on the prohibition of insider dealing, the prohibition of Dealings in Financial Instruments – whether issued by the Company or not – referred to in §1 above of Section B of this Code of Dealing shall not apply to an Employee, an Executive or a Person Closely Associated when (i) the Dealing at stake is carried out in the discharge of an obligation that has become due in good faith and not to circumvent the prohibition against insider dealing and (ii) (a) that obligation results from an order placed or an agreement concluded before the person concerned possessed Inside Information or (b) that Dealing is carried out to satisfy a legal or regulatory obligation that arose, before the person concerned possessed Inside Information.

3.	An Employee, an Executive or a Person Closely Associated shall not Deal in any of the Company’s Financial Instruments during a Closed Period.

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As an exception to the prohibition referred to in §1 above of this Section B.3 of this Code of Dealing, a Person Closely Associated may, without any clearance (as provided under Section C or Section D) being needed, during such Closed Period, (i) grant any pledge or any kind of other security on any of the Company’s Financial Instruments and/or (ii) carry out any action in connection with any pledge or security (whether or not this pledge or security has been granted before or during such Closed Period), including any transfer to another Person Closely Associated, any granting of any additional pledge due to a margin call or any sale due to an event of default under any financing agreement secured by a pledge or security on the Company’s Financial Instruments.

4.	An Employee or an Executive shall not Deal in any of the Company’s Financial Instruments on considerations of a short-term nature.

Any Dealing in any of the Company’s Financial Instruments entered into within a period of six months following a prior Dealing in any of the Company’s Financial Instruments, with a view to and/or the effect of off-setting in part or in full the economic effect of such prior Dealing, will automatically be considered a Deal on considerations of a short-term nature, unless (i) such Financial Instrument was acquired or disposed of in connection with a share-based compensation plan established or sponsored by the Company or (ii) a specific clearance to Deal was given pursuant to Section D of this Code of Dealing.

The determination as to whether circumstances justify a specific clearance must be made by the persons authorized for giving a clearance under Section V of this Code of Dealing. In addition to any circumstances set out in Sections C and D of this Code of Dealing, such persons may take into account circumstances such as the Employee’s or Executive’s relocation at the Company’s request, the length of time between the first Dealing and the off-setting Dealing, or the circumstances resulting in the off-setting Dealings.

C.	EXCEPTIONS TO PROHIBITION TO DEAL DURING A CLOSED PERIOD –EXCEPTIONAL CIRCUMSTANCES

As an exception to the prohibitions set out in Section B.3 of this Code of Dealing, clearance may be given for an Employee, an Executive or a Person Closely Associated to sell (but not to acquire) the Company’s shares (but no other Financial Instruments) during a Closed Period in exceptional circumstances, where the sale of the Company’s shares is the only reasonable course of action available to such Employee, Executive or Person Closely Associated. A financial commitment on the part of the Employee, the Executive or the Person Closely Associated that cannot otherwise be satisfied, may, for instance, be considered exceptional for these purposes if such commitment is extremely urgent, unforeseen and compelling and its cause is external to the Employee, the Executive, or the Person Closely Associated.

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The determination as to whether circumstances are exceptional for this purpose must be made by the persons authorized for giving a clearance under Section D of this Code of Dealing. To the effect of obtaining clearance to Deal during a Closed Period in exceptional circumstances as provided in 1 above of this Section C, a specific written request should be made in accordance with Section D of this Code of Dealing. The written request shall include a description of the reasons why the envisaged Dealing cannot be executed at another moment in time than during the Closed Period and, in the case of pressing financial commitment on the part of the Employee, the Executive or the Person Closely Associated, why the sale of the Company’s shares is the only reasonable alternative to obtain the necessary financing.

D.	REQUIREMENT TO OBTAIN PRIOR CLEARANCE FOR CERTAIN DEALINGS

1.

An Executive or a Person Closely Associated with an Executive (with the exception of a Person Closely Associated with a Director) must not Deal in any of the Company’s Financial Instruments without receiving prior clearance:

a.

as far as a Director is concerned, from the chairperson of the Board or, in the case of the chairperson of the Board, from at least two other Directors. The Director should make a specific written request to this effect, indicating the number of Financial Instruments for which clearance is requested, to the attention of Mr. John Blood, Chief Legal & Corporate Affairs Officer and Corporate Secretary (e-mail: john.blood@ab-inbev.com).

b.

as far as the Chief Executive Officer or a Person Closely Associated with the Chief Executive Officer is concerned, from the chairperson of the Remuneration Committee. A specific written request should be made by the Chief Executive Officer (on his/her behalf or on behalf of the Person Closely Associated with him/her) to this effect, indicating the number of Financial Instruments for which clearance is requested, to the attention of Mr. John Blood, Chief Legal & Corporate Affairs Officer and Corporate Secretary (e-mail: john.blood@ab-inbev.com).

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c.

as far as any member of the Executive Committee (other than the Chief Executive Officer) or a Person Closely Associated with a member of the Executive Committee (other than the Chief Executive Officer) is concerned, from the Chief Executive Officer. A specific written request should be made by the member of the Executive Committee (on his/her behalf or on behalf of the Person Closely Associated with him/her) to this effect, indicating the number of Financial Instruments for which clearance is requested, to the attention of Mr. John Blood, Chief Legal & Corporate Affairs Officer and Corporate Secretary (e-mail: john.blood@ab-inbev.com). The chairperson of the Remuneration Committee will be notified of the trade.

d.

as far as any Executive (other than a Director and any member of the Executive Committee) or a Person Closely Associated with an Executive (other than with a Director and any member of the Executive Committee) is concerned, from the Clearance Committee. A specific written request should be made by the Executive (on his/her behalf or on behalf of the Person Closely Associated with him/her) to this effect, indicating the number of Financial Instruments for which clearance is requested, to the attention of Mr. Guy Ernotte Dumont, Global Director Equities, (e-mail: guy.ernottedumont@ab-inbev.com).

The Clearance Committee is composed of the Chief Financial Officer, the Corporate Secretary and the Chief People Officer of the Company. The Committee can only deliberate if at least two of its members are present.

In the case where the Clearance Committee is to decide on a request by one of its members, such member shall be substituted by any member of the Executive Committee or by a Director.

Within 48 hours after receipt of the relevant Executive’s written request, the Executive may be heard and clearance will be granted or refused by written decision, a copy of which will be provided to the Executive. The request for clearance will be deemed to be refused, if after five working days after receipt of such written notice, no decision has been communicated to the Executive.

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The Clearance Committee may refuse to give clearance to Deal during any period when there exists any matter about which there is Inside Information with respect to the AB InBev Group or the AB InBev Group’s Financial Instruments (even if the person by or on behalf of whom clearance is requested has no knowledge of such matter) and will refuse to give clearance when it has reason to believe that the proposed Dealing is in breach of this Code of Dealing for any reason whatsoever.

The intended Deal shall have to be passed for execution by the Executive or the Person Closely Associated with the Executive concerned within five working days after having received clearance.

The Company must maintain a written record of any request received from an Executive pursuant to this Section D, of any clearance given and of any Dealing in the Company’s Financial Instruments made in accordance with this Section D. Written confirmation from the Company that such request, clearance and Deal, if any, have been recorded must be given to the Executive concerned.

2.

When this Code of Dealing provides for (i) a Person Closely Associated with a Director or (ii) an Employee to request a prior clearance to Deal, such request shall be made and received, respectively, (i) by the relevant Director as provided for under Section D.1(a) here above or (ii) by the relevant person employed by the AB InBev Group (on his/her behalf or on behalf of the persons related to him/her in accordance with the definition of “Employee” in this Code of Dealing) mutatis mutandis as provided for an Executive other than a Director or a member of the Executive Committee under Section D.1(d) here above.

For the avoidance of doubt, the obligation for a Person Closely Associated with a Director to request clearance based on this Code of Dealing is only applicable as per Section IV in relation to clearances to Deal during a Closed Period in exceptional circumstances

3.

In addition to the requirement to obtain prior clearance in respect of any Dealing in any of the Company’s Financial Instruments, any Executive or a Person Closely Associated (other than a Person Closely Associated with a Director) shall be required to obtain prior clearance for any Dealings in any Financial Instruments issued by or relating to any listed company of the AB InBev Group (including, without limitation, Ambev and Bud APAC). Such request shall be made and received mutatis mutandis as provided for an Executive under Section D.1 here above.

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E.	ADDITIONAL PROHIBITION FOR EMPLOYEES ASSIGNED TO A SPECIFIC PROJECT

When assigned on a temporary basis to a specific project of a sensitive nature, an Employee can be formally notified by one of his or her superiors that such Employee is, for the duration of such assignment, subject to the restrictions applicable to an Executive, i.e., that he or she must not at any time Deal in any of the Company’s Financial Instruments without advising in advance and receiving clearance from the Clearance Committee in accordance with Section D of this Code of Dealing.

F.	DEALINGS BY FINANCIAL INTERMEDIARIES AND TRADING PLANS

Sections B to E shall not apply to Dealings on behalf or for the account of an Employee or an Executive or a Person Closely Associated by investment managers, bankers, authorized financial intermediaries or other persons to whom the Employee or Executive or Person Closely Associated has granted powers under a trading plan when such investment managers, bankers, authorized financial intermediaries and other persons are acting on the basis of an entirely discretionary mandate entered into at a moment when the Employee or Executive or Person Closely Associated does not hold any Inside Information and outside of a Closed Period.

Notwithstanding the first paragraph, the exercise of options granted by the Company under an incentive scheme during a Closed Period shall only be permitted if the entirely discretionary mandate referred to above has been entered into at least four months before the expiry date of the options.

Executives shall request clearance in accordance with Section D of this Code of Dealing before entering into any discretionary mandate with any investment managers, bankers, authorized financial intermediaries or other persons to whom the Executive intends to grant powers under a trading plan.

For the avoidance of doubt, Sections B to E of this Code of Dealing, including the requirement to receive clearance pursuant to Section D of this Code of Dealing, shall apply to Dealings on behalf or for the account of an Employee, an Executive or a Person Closely Associated that are not made under an entirely discretionary mandate. Each Employee, Executive or Person Closely Associated shall take appropriate steps in order to ensure that any investment manager, banker, other authorized financial intermediary or other persons to whom the Employee, Executive or Person Closely Associated has granted powers under a trading plan other than on the basis of an entirely discretionary mandate, will not Deal on his, her or its behalf or for his, her or its account in situations where Dealings are

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prohibited for him, her or it pursuant to this Code, including in situations where an Employee, Executive or Person Closely Associated has not received clearance pursuant to Section D of this Code of Dealing. For the avoidance of doubt, this paragraph only applies to the Persons Closely Associated to the extent these persons are concerned by a relevant provision of Sections B to E of this Code of Dealing.

G.	DEALINGS BY DIRECTORS, MEMBERS OF THE EXECUTIVE COMMITTEE AND PERSONS CLOSELY ASSOCIATED – DISCLOSURE TO MARKET

Directors, members of the Executive Committee and their Persons Closely Associated shall be required, in accordance with the relevant Belgian legislation and applicable European regulations, to notify the Competent Authority and the Company within three business days of the consummation of any transaction on Financial Instruments of AB InBev once a total amount of EUR 5,000 (without netting) has been reached within a calendar year. Belgian legislation and applicable European regulations provide for public access to the information provided in this respect to the Competent Authority.

Transactions that must be notified include, but are not limited to, acquisitions and disposals, acceptance of options, transactions in or related to derivatives (including cash-settled transactions), subscription to a capital increase or debt instrument issuance, conditional transactions, conversion of Financial Instruments, gifts and donations, borrowing, lending and pledging of the Company’s Financial Instruments.

Please note that transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a Director, a member of the Executive Committee or their Persons Closely Associated, including where discretion is exercised, shall also be subject to the notification obligation referred to above.

Assistance for the notification can be obtained from Guy Ernotte Dumont, Global Director Equities (e-mail: guy.ernotte-dumont@ab-inbev.com).

IV.	APPLICABILITY

The present Code of Dealing applies to all Employees, Executives and Persons Closely Associated of the AB InBev Group.

Failure to comply with the requirements to the Policy may result in disciplinary action, up to and including termination. Third Parties representing the Company should similarly expect to have their contracts terminated if they violate the Policy.

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V.	ADMINISTRATION

The Policy is primarily the responsibility of the Global Director Equities. All questions regarding the interpretation and administration of the Policy should be directed to the Chief Legal and Corporate Affairs Officer.

VI.	REPORTING MISCONDUCT

Employees and Third Parties are encouraged to report to the Company any activity or requested action that they believe to be, even potentially, in violation of applicable laws or this Policy. Such reports should be made to a line manager, to the Legal or Ethics & Compliance team, or to our confidential Compliance Helpline.

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ANNEX I: INSIDE INFORMATION

(NON-EXHAUSTIVE LIST)

It is not possible to provide an exhaustive definition of the sort of information which, if made public, could have a significant effect on the market price of securities. Hereunder follows a non-exhaustive list of items which may constitute such information. Such items, however, will only be considered Inside Information if they could have a significant effect on the price of Financial Instruments. IN CASE OF DOUBT, THE CLEARANCE COMMITTEE SHOULD BE CONSULTED.

A.	any yearly, half-yearly or quarterly financial results or any financial or business forecasts (including cash-flow forecasts);

B.	any corporate action such as, but not limited to:

•	a decision to declare or pay any dividend or other distribution;

•	a rights issue;

•	a proposal to limit or cancel the preferential subscription rights;

•	a dissolution or liquidation;

•	a stock split;

•	an issuance of warrants, convertible or exchangeable bonds or bonds with warrants attached;

•	a corporate restructuring such as a merger or a split-up;

•	a material acquisition or disposal of assets;

C.	any other material event or decision that may have a significant influence on the stock price such as, but not limited to:

•	the announcement of a proposed modification to the rights attached to different categories of Financial Instruments;

•	the acquisition of own shares;

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•	the announcements in connection with annual or extraordinary shareholder’s meetings;

•	any change of business year;

•	any change of corporate form;

•	any confirmation of any material take-over discussions, acquisitions, disposals of interests, joint-venture or profit and loss pooling agreements;

•	any material decision of anti-trust or other regulatory authorities (including securities, stock exchange, environmental or tax authorities);

•	any material development of orders received and utilization of capacity;

•	any discontinuance of products;

•	any extraordinary gains or losses;

•	any significant financing measures;

•	any introduction of new products and the development of new markets or discontinuance of existing markets;

•	any material investments/disinvestments;

•	any new, or loss of, licenses;

•	any material litigation, tax or other proceedings;

•	any intellectual property acquisition, disposal, dispute or claim;

•	any product contamination or product liability issue;

•	any important change in regulatory or tax environment;

•	any changes in management or composition of the Board;

•	any material provisions and write-offs;

•	any material collective labor dispute or agreement;

•	any significant rationalization measures;

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•	any significant production stoppage;

•	any acquisition or loss of material supply agreements.

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ANNEX II: PRACTICAL GUIDELINES2

You might possess, or have or customarily have access to, insider information concerning the AB InBev Group. In these cases, neither you nor your immediate family or a relative living with you for at least one year as part of the same household, nor companies and entities controlled by you, your immediate family or a relative living with you as part of the same household, should Deal in any securities of the AB InBev Group without first consulting and following the Code.

You might obtain insider information concerning an AB InBev Group Company. This can involve any sort of confidential, price-sensitive information, such as a new acquisition or another transaction with a company outside the AB InBev Group. If you do:

•	you must not Deal in the securities of the AB InBev Group unless permitted under the Code;

•

you must not suggest to anyone that they Deal (or refrain from Dealing) in the securities of the AB InBev Group; and you must not disclose the information (either directly or indirectly), unless permitted under the Code.

You might obtain insider information concerning a company outside the AB InBev Group. This can arise, for example, where an AB InBev Group company is either involved in, or is contemplating, a transaction with or concerning any other company. If this happens:

•	you must not Deal in the securities of that other company;

•	you must not suggest to anyone that they Deal (or refrain from Dealing) in the securities of that other company; and

•	you must not disclose the information (either directly or indirectly), unless permitted under the Code.

You might receive tips from someone to Deal in the securities of a company, or be given some information concerning a company (whether or not the company is part of the AB InBev Group). If you suspect that the tip or information is confidential and price-sensitive:

•	you must not Deal in the securities of that company; and

•	you must not pass on the tip or information (either directly or indirectly) or reveal that the information exists.

You might need to involve other people in a particular transaction. In this case:

•	you should disclose insider information to other AB InBev personnel only where it is necessary for the proper execution of their professional duties; and

•	you should disclose insider information to any person outside the AB InBev Group only where it is necessary (for instance, to the AB InBev Group’s professional advisers);

[2]	This Annex should be read with the Code and forms part of it.

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•

if you share Inside Information with suppliers such as advisers, translation agencies, etc., confidentiality agreements have to be signed prior to disclosing the information; you can obtain a model of such confidentiality agreements from the AB InBev Corporate Legal Department, Brouwerijplein 1, B-3000 Leuven, Belgium, tel: +32 16 27 60 18;, e-mail: jan.vandermeersch@ab-inbev.com.